Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Harbour Island Acquisition Corp. I

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Redeemable warrants included as part of the units	(1)	Other	5,750,000	$		$0.00	0.000087	$0.00
Fees to be Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units	(2)	Other	5,750,000		11.50	66,125,000.00	0.000087	5,752.88
Fees Previously Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one redeemable warrant	(3)	Other	11,500,000		10.00	115,000,000.00		15,881.50
Fees Previously Paid	Equity	Class A ordinary shares included as part of the units	(4)	Other	11,500,000			0.00		0.00
Fees Previously Paid	Equity	Redeemable warrants included as part of the units	(5)	Other	5,750,000			0.00		0.00
Fees Previously Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units	(6)	Other	5,750,000		$11.50	$66,125,000.00		$9,131.86

Total Offering Amounts:								$247,250,000.00		30,766.24
Total Fees Previously Paid:										25,013.36
Total Fee Offsets:										0.00
Net Fee Due:										$5,752.88

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Offering Note(s)

(1)	Represents 5,750,000 additional redeemable warrants included as part of the units, reflecting the increase in the number of redeemable warrants included in each unit, and includes 750,000 additional redeemable warrants included as part of the 1,500,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

No fee pursuant to Rule 457(g).

(2)	Represents 5,750,000 additional Class A ordinary shares underlying the 5,750,000 additional redeemable warrants described in note (1).

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a). Includes 1,500,000 units, consisting of 1,500,000 Class A ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

The registrant previously registered (i) 11,500,000 units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant, (ii) the 11,500,000 Class A ordinary shares and 5,750,000 redeemable warrants included as part of such units and (iii) 5,750,000 Class A ordinary shares underlying such redeemable warrants, and paid the related registration fee of $25,013.36 in connection with the initial filing of this registration statement on September 9, 2026.

(4)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

No fee pursuant to Rule 457(g).

(5)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

No fee pursuant to Rule 457(g).

(6)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.